[ANADYS LOGO]

Investor Contact:	Media Contact:
James T. Glover SVP, Operations & CFO Anadys Pharmaceuticals, Inc. (858) 530-3763 jglover@anadyspharma.com	Ian Stone or David Schull Russo Partners, LLC (619) 528-2220 ian.stone@russopartnersllc.com david.schull@russopartnersllc.com

ANADYS PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR-END
2008 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, February 26, 2009 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a clinical-stage biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology, today reported its financial results and highlights for the fourth quarter and year-ended December 31, 2008.

“2008 was a very productive year at Anadys,” said Steve Worland, Ph.D., Anadys’ President and CEO. “We resumed clinical development activities and positioned our HCV programs for viral load data, which we now have begun to see. We have established ANA598 as a potent antiviral, demonstrating in three days a greater viral load decline as a single agent than has been reported for any other non-nucleoside polymerase inhibitor. And today we are reporting that we have seen preliminary indications of antiviral activity with ANA773, our oral inducer of endogenous interferons that acts via the TLR7 pathway. We believe that ANA598, and potentially ANA773, hold promise to become important parts of future combination regimens to treat HCV patients.”

Financial Results

As of December 31, 2008, the Company’s cash, cash equivalents and securities available-for-sale totaled $27.9 million.

During the fourth quarter of 2008 the Company had no revenue, compared to $0.2 million for the same quarter of 2007. The revenue in the fourth quarter of 2007 was primarily derived from the successful completion of our screening collaboration with Aphoenix, Inc.

Research and development expenses were $6.9 million for the fourth quarter of 2008 and 2007. During the fourth quarter of 2008, cost savings derived from Anadys’ completed strategic restructuring were offset by significant increases in development costs for ANA598 and ANA773.

General and administrative expenses were $2.0 million for the fourth quarter of 2008, compared to $1.8 million for the fourth quarter of 2007. The $0.2 million increase primarily resulted from an increase in facility related costs.

Operating expenses were $8.9 million for the fourth quarter of 2008, compared to $8.8 million for the fourth quarter of 2007. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.7 million and $0.6 million for the fourth quarter of 2008 and 2007, respectively.

The net loss was $8.5 million for the fourth quarter of 2008, compared to a net loss of $7.8 million for the fourth quarter of 2007. Basic and diluted net loss per common share was $0.30 in the fourth quarter of 2008, compared to $0.27 in the fourth quarter of 2007. Non-cash share-based expense resulted in a $0.02 increase in basic and diluted net loss per share for the fourth quarter of 2008 and 2007.

During the twelve months ended December 31, 2008 the Company had no revenue, compared to $24.1 million for the same period in 2007. The revenue recognized in 2007 was primarily derived from the amortization of upfront and milestone payments under a prior collaboration and additionally the recognition of previously deferred revenue upon termination of the collaboration. Operating expenses during the twelve months ended December 31, 2008 were $34.1 million compared to $36.9 million for the twelve months ended December 31, 2007. The decrease in operating expenses was a result of cost savings derived from Anadys’ completed restructuring partially offset by increases in development costs for ANA598 and ANA773. For the twelve months ended December 31, 2008, Anadys reported a net loss of $32.4 million, compared to $9.2 million for the same period last year. Basic and diluted net loss per common share was $1.13 for the twelve months ended December 31, 2008, compared to $0.32 for the same period in 2007.

Development Program Highlights

ANA598

ANA598 is an investigational oral non-nucleoside polymerase inhibitor that Anadys is developing for the treatment of chronic hepatitis C virus (HCV) infection. ANA598 has recently demonstrated potent antiviral activity at the first dose level in an ongoing short-term study in HCV patients. The magnitude of viral load decline seen at the first dose level was greater than has been reported for any other non-nucleoside polymerase inhibitor in a monotherapy study. A number of clinical, toxicology and manufacturing activities are underway which, if successful in the short-term, should position ANA598 to be ready in mid-2009 for Phase II studies in combination with current standard of care. In December 2008, Anadys announced that the U.S. Food and Drug Administration granted Fast Track Designation to ANA598 as a treatment for chronic HCV infection.

•	Antiviral Potency of ANA598 in HCV. In the first quarter of 2009, Anadys announced results from the first dose level in an ongoing Phase Ib clinical trial of ANA598 over three days. The median viral load decline at the end of treatment was 2.4 log10 (with a range of 0.4-3.4 log10) for the eleven patients who received ANA598 at 200 mg twice-daily (bid). The five genotype 1a patients who received ANA598 demonstrated a median viral load decline of 1.5 log10, while the six genotype 1b patients who received ANA598 demonstrated a median viral load decline of 2.6 log10. No patients demonstrated viral rebound while on study drug. ANA598 was very well tolerated at 200 mg bid and no serious adverse events were reported, although conclusions regarding longer-term safety and tolerability cannot be made until the results of future clinical trials of longer duration in more patients are known. Enrollment has been completed in the 400 mg bid and 800 mg bid cohorts. The Company intends to submit an abstract to the European Association for the Study of the Liver (EASL) to present antiviral and safety data from all three dose levels at the EASL Annual Meeting in late April.

•	14-day Healthy Volunteer Study. In order to extend the pharmacokinetic and safety profile of ANA598, Anadys has initiated a 14-day study of ANA598 in healthy volunteers, in which subjects will receive ANA598 at dose levels of 400 mg, 800 mg, 1200 mg once-daily (QD) and 600 mg twice-daily. Enrollment of the 400 mg cohort is complete, and Anadys expects to receive the data from the full study in the second quarter of 2009.

•	Safety and PK Results for ANA598 in Healthy Volunteers. Single-dose safety and pharmacokinetic results from a Phase I study of ANA598 in healthy volunteers at doses ranging from 400 to 3000 mg were reported at the 59th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in November 2008. ANA598 was well tolerated at all doses and there were no serious adverse events or withdrawals from the study. Preclinical results for ANA598 were also reported at AASLD, including data demonstrating that the in vitro virology profile of ANA598 strongly supports clinical exploration of ANA598 in combination with interferon-alpha and with direct antivirals now in development, including protease inhibitors and nucleoside polymerase inhibitors.

•	Long-Term Chronic Toxicology Studies of ANA598. In September 2008, Anadys initiated long-term, chronic toxicology studies of ANA598 comprised of a 6-month study in rats and a 9-month study in monkeys, as well as embedded 3-month arms in both species. Anadys expects to receive full results from the 3-month arms by the end of the first quarter of 2009.

ANA773

ANA773 is an oral prodrug of a small molecule inducer of endogenous interferons that acts via the toll-like receptor 7 (TLR7) pathway. Anadys has completed 3-month toxicology and pharmacology studies in animals that demonstrated stable induction of interferon-dependent pathways at doses that led to no adverse findings. Anadys is exploring ANA773 in two early clinical studies, one in HCV patients that is being conducted in the Netherlands and one in oncology patients that is being conducted in the United States.

•	Phase I Clinical Trial of ANA773 in HCV — Part A. In the healthy volunteer portion of the study, which concluded in late 2008, subjects received a single dose followed by four doses taken every other day, at levels from 200 mg to 1600 mg, with six subjects receiving ANA773 and two receiving placebo in each dose cohort. No serious adverse events were reported. Biomarker induction indicative of immune activation was seen in a majority of subjects beginning at 800 mg. Some side effects commonly seen with interferon treatment, including fever and chills, were observed at higher doses. The frequency and intensity of interferon-like side effects increased with dose, and one subject at the 1200 mg dose and two subjects at the 1600 mg dose discontinued from the trial before completion of dosing.

•	Phase I Clinical Trial of ANA773 in HCV — Part B. In the patient portion of the study, which commenced in October 2008, HCV infected patients received single oral doses every other day over 28 days, at doses of 800 mg, 1200 mg or 1600 mg, with six subjects receiving ANA773 and two receiving placebo in each cohort. Dosing has been completed in all three cohorts and to date we have received data for five of the six patients who received ANA773 at 1600 mg. No serious adverse events have been reported and there have been no patient discontinuations from Part B of the study. At the 800 mg and 1200 mg dose levels, minimal immune induction and no significant viral load decrease was noted. At the 1600 mg dose level, preliminary data from those patients for whom we have data indicates that three of the five patients who received ANA773 showed immune induction and demonstrable viral load declines. Anadys is continuing to assess this preliminary positive data and evaluating next steps.

•	Phase I Clinical Trial for ANA773 in Oncology. In February 2008, Anadys announced that patient dosing had commenced in a Phase I study of ANA773 in patients with advanced solid tumors. Anadys continues to enroll patients in an ongoing Phase I clinical trial of ANA773 in oncology and has now completed enrollment at 800 mg.

Webcast of Conference Call

Anadys will host a conference call at 5:00 p.m. EST today to discuss its fourth quarter and year-end financial results and highlights and to provide an update on its development programs. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 93047283. The webcast and telephone replay will be available through March 5, 2009.

About Anadys

Anadys Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company dedicated to improving patient care by developing novel medicines in the areas of hepatitis C and oncology.  For the treatment of chronic hepatitis C, the Company is developing two potentially complementary agents, ANA598, a non-nucleoside polymerase inhibitor and ANA773, an oral inducer of endogenous interferons that acts via the TLR7 pathway. The Company is also developing ANA773 for the treatment of cancer.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to (i) the potency, safety and tolerability profile of ANA598 seen to date, which may not be duplicated in future cohorts at higher doses or future clinical studies of longer duration; (ii) the preliminary indications of antiviral activity with ANA773 and next steps for the program; (iii) the potential for ANA598 and ANA773 to become important parts of future combination regimens to treat HCV patients; (iv) the ability of ANA598 to be ready for Phase II studies in mid-2009; and (v) expectations regarding the timing of receiving data. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. For example, the results of preclinical studies and early clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in ongoing or future clinical trials or will receive regulatory approval.  In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into collaborations around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving its product candidates and its ability to obtain additional funding to support its operations.  Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2007 and Anadys’ Form 10-Q for the quarter ended September 30, 2008.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2008	December 31,2007	December 31, 2008	December 31, 2007
Revenues	$—	$225	$—	$24,118
Operating expenses
Research and development (1)	6,902	6,917	25,993	28,192
General and administrative	2,005	1,847	8,109	8,692

Total operating expenses (2)	8,907	8,764	34,102	36,884
Interest income and other, net	389	739	1,700	3,594

Net loss (2)	$(8,518)	$(7,800)	$(32,402)	$(9,172)

Net loss per share, basic and diluted (2)	$(0.30)	$(0.27)	$(1.13)	$(0.32)

Share used in calculating net loss per
share, basic and diluted	28,797	28,674	28,750	28,646

(1) Includes $36 as additional research and development expense, which represents an estimate of the net payable due to Novartis of ANA975 research and development costs for the three months ended December 31, 2007. Includes ($50) and ($478) as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the twelve months ended December 31, 2008 and 2007, respectively.

(2) Includes non-cash operating expenses of $699 and $615 determined in accordance with Statement of Financial Accounts Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) or approximately $0.02 effect on basic and diluted net loss per common share for the three months ended December 31, 2008 and 2007, respectively. Research and development expense and general and administrative expense includes $323 and $376 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the three months ended December 31, 2008. Includes non-cash operating expenses of $2,763 and $4,113 determined in accordance with Financial Accounts Standards Board Statement 123(R), “Share-Based Payment” or approximately $0.10 and $0.14 effect on basic and diluted net loss per common share for the twelve months ended December 31, 2008 and 2007, respectively. Research and development expense and general and administrative expense includes $1,271 and $1,492 of non-cash operating expenses determined in accordance with SFAS No. 123(R) for the twelve months ended December 31, 2008.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$27,936	$56,495
available-for-sale
Other current assets	2,202	1,004
Noncurrent assets	1,536	4,027

Total assets	$31,674	$61,526

Liabilities and Stockholders’ Equity
Current liabilities	$5,813	$5,415
Other long-term liabilities	36	432
Stockholders’ equity	25,825	55,679

Total liabilities and stockholders’ equity	$31,674	$61,526